Exhibit 99.01

SRAX Raises $13 Million to Fund Rapid Growth of Sequire

LOS ANGELES—(BUSINESS WIRE)—SRAX, Inc. (NASDAQ: SRAX), a digital marketing and consumer data management technology company, announced it entered into definitive securities purchase agreements led by existing institutional investors for the purchase and sale of an aggregate of $13 million senior secured convertible debentures at an above market fixed conversion price of $2.69. The Company intends to use the proceeds to fund the rapid expansion of its investor intelligence, data analytics, and communications platform, Sequire.

The Company sold $14,772,727 million principal amount Original Issue Discount Secured Convertible Debentures (“Debentures”) and common stock purchase warrants representing the right to acquire up to 6,295,435 shares of Class A common stock (“Warrants”) in a transaction exempt from registration under the Securities Act of 1933, as amended. The Debentures are secured by a first priority security interest in substantially all of the Company’s assets. The Debentures and Warrants are convertible and exercisable, respectively at $2.69 and $2.50 per share. The Company has agreed to file a registration statement within forty-five days for the common stock underlying the Debentures and Warrants.

The Company estimates net proceeds from the offering to be $11,800,000 million after giving effect to the Original Issue Discount and deducting placement agent fees, legal fees, and other estimated offering expenses. Beginning after the twelve month anniversary, the Debentures will bear interest at a rate of 12% per year, payable quarterly. The Debentures will mature on December 29, 2021, subject to 3 consecutives six-month extensions at the holder’s sole discretion, unless earlier redeemed or converted.

SRAX expects to use the net proceeds to pay off a $2.5 million outstanding secured term loan, fund the rapid growth of Sequire, continue to grow the BIGtoken platform, satisfy other current obligations, and for working capital.

The Special Equities Group, LLC, a division of Bradley Woods & Co. Ltd., acted as placement agent for this offering. Silvestre Law Group, P.C. acted as legal counsel to SRAX.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional details about the transaction will be available in the Company’s Form 8-K to be filed with the Securities and Exchange Commission, which will be available on the Company’s website and at: www.sec.gov.

About SRAX

SRAX (NASDAQ: SRAX) is a digital marketing and consumer data management technology company. SRAX’s technology unlocks data for brands in the CPG, investor relations, luxury, and lifestyle verticals. Through its various platforms, SRAX is monetizing its data sets and growing multiple recurring revenue streams. BIGtoken is a consumer-managed data marketplace where people can own and earn from their data. The platform also provides advertisers and media companies access to transparent, verified consumer data to better reach and serve audiences. Sequire is a premier platform for investor intelligence and communication. Through Sequire, public companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX and its verticals, visit srax.com.

Contact

Natalie Santos

SRAX

press@srax.com